Exhibit 5.3

November 29, 2012

Preventive Maintenance Services LLC

c/o BreitBurn Energy Partners L.P.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

Re:	Guarantee by Preventive Maintenance Services LLC of 7.875% Senior Notes due

2022 issued by BreitBurn Energy Partners L.P. and BreitBurn Finance

Corporation

Ladies and Gentlemen:

We have acted as counsel in the State of Colorado to Preventive Maintenance Services LLC, a Colorado limited liability company (“Preventive Maintenance”), with respect to the preparation of the Registration Statement on Form S-4 (File No. 333-184489) (the “Registration Statement”) filed by BreitBurn Energy Partners L.P., a Delaware limited partnership (the “Partnership”), and BreitBurn Finance Corporation, a Delaware corporation (collectively with the Partnership, the “Issuers”), and certain subsidiaries identified in the Registration Statement (including Preventive Maintenance, the “Guarantors”), with the Securities and Exchange Commission in connection with (a) the issuance by the Issuers of up to $450,000,000 aggregate principal amount of their 7.875% Senior Notes due 2022 (the “New Notes”) registered pursuant to the Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for up to $450,000,000 aggregate principal amount of the Issuers’ outstanding 7.875% Senior Notes due 2022 (the “Old Notes” and, together with the New Notes, the “Notes”) and (b) the Guarantors’ unconditional guarantee of the payment of the New Notes (the “Guarantees”) also being registered pursuant to the Registration Statement under the Securities Act.

The New Notes will be issued under an Indenture, dated as of January 13, 2012 (the “Indenture”), among the Issuers, the Guarantors and U.S. Bank National Association, as trustee. The Indenture provides that it, the Guarantees and the Notes are to be governed by, and construed in accordance with, the laws of the State of New York.

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Preventive Maintenance Services LLC

November 29, 2012

In our capacity as Colorado counsel and for purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i) the Articles of Organization of Preventive Maintenance filed with the Colorado Secretary of State on October 1, 2003, as amended by a Statement of Change filed with the Colorado Secretary of State on June 6, 2005 (the “Articles of Organization”);

(ii) the Operating Agreement for Preventive Maintenance dated effective as of October 1, 2003, as amended by an Assignment and Amendment dated as of October 10, 2006 (the “Operating Agreement”);

(iii) the Written Consent of the Sole Manager of Preventive Maintenance dated September 24, 2012 (the “Manager Consent”);

(iv) a Secretary’s Certificate of Bruce D. McFarland dated September 27, 2012 (the “Initial Secretary’s Certificate”) to the effect that, among other things, the Articles of Organization, the Operating Agreement and the Manager Consent are true and complete and are in full force and effect as of the date of the Initial Secretary’s Certificate;

(v) a Secretary’s Certificate of Bruce D. McFarland dated the date hereof to the effect that the matters as to Preventive Maintenance set forth in the Initial Secretary’s Certificate remain true and complete and in full force and effect as of the date hereof;

(vi) the Indenture;

(vii) the Registration Statement;

(viii) a certificate from the Colorado Secretary of State, dated the date hereof, to the effect that Preventive Maintenance is validly existing and in good standing under the laws of the State of Colorado (the “Good Standing Certificate”); and

(ix) such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a) each person executing any instrument, document or agreement on behalf of any party (other than Preventive Maintenance) has the power and authority to do so and is duly authorized to do so;

(b) each natural person executing any instrument, document or agreement is legally competent and has the legal capacity to do so;

Preventive Maintenance Services LLC

November 29, 2012

(c) each of the Documents submitted to us as an original is authentic; the form and content of any Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered; the completeness of all Documents reviewed by us; each of the Documents submitted to us as a certified, facsimile, electronic or photostatic copy conforms to the original Document; all signatures on all of the Documents are genuine; all public records reviewed or relied upon by us are true and complete; there has been no modification of, or amendment to, any of the Documents; all statements and information contained in the Documents are true and complete; and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d) the Indenture was duly authorized, executed and delivered by the parties thereto, except as we have specifically opined herein with respect to Preventive Maintenance; and

(e) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and that the New Notes will be duly authorized, executed and delivered by each of the Issuers and will be issued and exchanged in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that:

1. Preventive Maintenance is validly existing and in good standing under the laws of the State of Colorado.

2. Preventive Maintenance has the limited liability company power and authority to execute and deliver the Indenture, and all necessary limited liability company action has been taken on the part of Preventive Maintenance to authorize the execution and delivery of the Indenture and the performance by Preventive Maintenance of its obligations thereunder (including its Guarantee as provided therein).

3. The Indenture has been duly executed and delivered by Preventive Maintenance to the extent that execution and delivery are governed by the laws of the State of Colorado.

The opinion set forth in paragraph 1 above is based solely upon the Good Standing Certificate.

The opinions expressed herein are limited in all respects to the laws of the State of Colorado, and we are expressing no opinion as to the effect of the federal laws of the United States of America or the laws of any other jurisdiction, domestic or foreign.

This opinion is limited to the matters expressly stated herein. No implied opinion may be inferred to extend this opinion beyond the matters expressly stated herein. This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and

Preventive Maintenance Services LLC

November 29, 2012

circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We hereby consent to (i) the filing of this opinion as an exhibit to the Registration Statement, and (ii) the reliance on this opinion by Vinson & Elkins L.L.P.

Very truly yours,

/s/ Ballard Spahr LLP